PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—July 22, 2020—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2020.

Total revenue for the first quarter of fiscal 2021 decreased 27% to $4.59 million from $6.29 million in the prior-year quarter. The decrease was due to a 28% decrease in product sales partially offset by a 10% increase in contract research and development revenue. Product sales decreased to $4.36 million from $6.09 million in the prior-year quarter. Net income for the first quarter of fiscal 2020 decreased 33% to $2.41 million, or $0.50 per diluted share, compared to $3.61 million, or $0.74 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 31, 2020 to shareholders of record as of August 3, 2020.

“We are pleased to report a solid profit for the quarter despite a significant impact from COVID-19 pandemic on our product sales,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues and risks related to the COVID-19 pandemic, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and other reports filed with the SEC.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED JUNE 30, 2020 AND 2019 (Unaudited)
	Quarter Ended June 30
	2020	2019
Revenue
Product sales	$4,358,635	$6,085,364
Contract research and development	230,627	209,332
Total revenue	4,589,262	6,294,696
Cost of sales	836,422	1,092,037
Gross profit	3,752,840	5,202,659
Expenses
Research and development	880,983	973,067
Selling, general, and administrative	355,011	330,009
Total expenses	1,235,994	1,303,076
Income from operations	2,516,846	3,899,583
Interest income	399,212	459,039
Income before taxes	2,916,058	4,358,622
Provision for income taxes	504,193	751,203
Net income	$$2,411,865	$3,607,419
Net income per share – basic	$0.50	$0.74
Net income per share – diluted	$0.50	$0.74
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,835,038	4,846,010
Diluted	4,835,157	4,850,388

NVE CORPORATION BALANCE SHEETS JUNE 30 AND MARCH 31, 2020
	(Unaudited) June 30, 2020	March 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$6,402,983	$8,065,594
Marketable securities, short-term	19,179,495	19,084,814
Accounts receivable, net of allowance for uncollectible accounts of $15,000	2,297,850	2,694,018
Inventories	3,943,738	3,884,450
Prepaid expenses and other assets	718,122	655,835
Total current assets	32,542,188	34,384,711
Fixed assets
Machinery and equipment	9,280,062	9,280,062
Leasehold improvements	1,797,245	1,797,245
	11,077,307	11,077,307
Less accumulated depreciation and amortization	10,571,515	10,494,840
Net fixed assets	505,792	582,467
Deferred tax assets	-	108,119
Marketable securities, long-term	45,049,578	43,606,495
Right-of-use asset – operating lease	784,774	816,358
Total assets	$78,882,332	$79,498,150

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$180,338	$186,993
Accrued payroll and other	492,243	482,074
Income taxes payable	406,326	-
Operating lease	120,429	127,134
Total current liabilities	1,199,336	796,201
Deferred tax liabilities	189,523	-
Operating lease	675,928	706,600
Total liabilities	2,064,787	1,502,801

Shareholders’ equity
Common stock	48,350	48,350
Additional paid-in capital	19,386,663	19,383,956
Accumulated other comprehensive income	1,759,185	516,523
Retained earnings	55,623,347	58,046,520
Total shareholders’ equity	76,817,545	77,995,349
Total liabilities and shareholders’ equity	$78,882,332	$79,498,150